Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF BY-LAWS OF

CENTRAL GARDEN & PET COMPANY

The undersigned, Stuart W. Booth, hereby certifies that:

1. I am the duly elected and incumbent Secretary of Central Garden & Pet Company, a Delaware corporation.

2. By action of the Board of Directors of the corporation duly adopted at a meeting duly called and held on February 9, 2009, at which a quorum was present and acting throughout, the first sentence of Article II, Section 1(c), of the By-laws of the corporation was amended to read in its entirety as follows:

“Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of Directors or the Board of Directors of the Corporation pursuant to a resolution adopted by a majority of the total number of authorized directors constituting the whole Board of Directors, or at the request in writing of stockholders owning not less than thirty-five percent (35%) of the voting power of the Corporation.”

3. The matters set forth in this certificate are true and correct of my own knowledge.

Date: February 10, 2009

/s/ Stuart W. Booth
Stuart W. Booth, Secretary